                                  EXHIBIT 99.1

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER REGULATION D PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THIS SUBSCRIPTION AGREEMENT SHALL NOT CONSTITUTE AN OFFER TO SELL NOR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE SECURITIES ARE "RESTRICTED" AND MAY NOT BE RESOLD OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM.

                    CONVERTIBLE DEBENTURE PURCHASE AGREEMENT

                             CRITICARE SYSTEMS, INC.

                  THIS AGREEMENT is made this 31st day of January 1997, between CRITICARE SYSTEMS, INC., Nasdaq Symbol "CXIM" (the "Company"), a Delaware corporation, with its principal office at 20925 Crossroads Circle, Waukesha, WI 53186 and PARESCO, INC. (the "Purchaser"), with its principal office at 101 Hudson Street, Jersey City, NJ 07302.

                  IN CONSIDERATION of the mutual covenants contained in this Agreement, the Company and the Purchaser agree as follows:

                  Section 1.  Certain Definitions.  For purposes of this
Agreement:

                  "Closing Date" means the date of the delivery of the Debenture to the Purchaser against a wire transfer of the funds to the Company.

                  "Closing" means the completion of the purchase and sale of the Debenture on the Closing Date.

                  "Common Stock" means the Common Stock of the Company $.04 par value.

                  "Conversion Date" means the date on which the Purchaser has telecopied the Notice of Conversion to the Company.

                  "Conversion Shares" means the Common Stock issued upon the conversion of the Convertible Debenture.

                  "Convertible Debenture" means the Debenture of the Company convertible into common stock of the Company as hereinafter provided.

                  "Conversion Price" means, for a period beginning sixty-one
(61) days after the Closing Date, at which time $1,250,000 face amount of Convertible Debentures may be converted, an amount equal to a twenty (20%) percent discount from the average closing bid price of the Common Stock as reported by Nasdaq or on other securities exchanges or markets on which the Common Stock is listed, for the previous five (5) trading days ending on the day before the Conversion Date. From the period beginning ninety-one (91) days after the Closing Date, at which time all or any part of the Convertible Debentures may be converted, Conversion Price shall mean an amount equal to a twenty-five (25%) percent discount from the average closing bid price of the Common Stock as reported by Nasdaq or on other securities exchanges or markets on which the Common Stock is listed for the previous five (5) trading days ending on the day before the Conversion Date.

                  "Debenture" or "Debentures" means the Convertible Debenture or Convertible Debentures, as appropriate.

                  Section 2.  Authorization and Sale of Debenture.

                  2.1 Authorization. Subject to the terms and conditions of this Agreement, the Company has authorized the execution and delivery of one or more Convertible Debentures in an aggregate principal amount of Two Million, Five Hundred Thousand ($2,500,000) Dollars (the "Principal"), with a maturity date of 5:00 PM Eastern Standard Time on February 2, 1999 (the "Maturity Date"). The Company promises to pay to the Purchaser the Principal, if any remains unconverted, with interest at eight (8%) percent per annum, in shares of Common Stock on the Maturity Date. Except as otherwise provided in the Debenture, the Principal and interest on this Debenture are payable only in shares of Common Stock (form of Debenture annexed hereto as Exhibit A).

                  2.2 Agreement to Execute and Deliver the Debenture Agreement and the Debenture. The Company will borrow $2,500,000 from the Purchaser in reliance upon the representations and warranties of the Company contained in this Agreement. The Purchaser will lend such sum to the Company, upon the terms and conditions hereinafter set forth. The Debenture shall pay eight (8%) percent interest per annum, payable in common stock at the time of each Conversion Date. Such loan shall occur on the Closing Date and shall accrue interest from the Closing Date.

                  2.3 Time and Place of Closing. The Closing shall be held at the offices of Sheldon E. Goldstein, P.C. ("Escrow Agent"), 65 Broadway, 10th Fl., New York, NY 10006, on the Closing Date.

                  2.4 Payment and Delivery. At or prior to the Closing, the following shall occur:

                      (a) Purchaser shall remit by wire transfer the Purchase Price to Escrow Agent as per the separate Escrow Agreement, which shall be executed and delivered by the parties contemporaneously with this Agreement, as payment in full for the Debenture.

                      (b) Company shall deliver or cause to be delivered to Escrow Agent a Debenture, substantially in the form set forth in Exhibit A hereto, bearing the original signatures of an authorized officer of the Company.

                      (c) Wire instructions for Sheldon E. Goldstein, P.C., as follows:

                           Chase Manhattan Bank, N.A.
                           ABA #021000021
                           For the Account of
                            United States Trust Company of New York
                            Account #920-1-073195
                           In Favor of
                            Sheldon E. Goldstein, P.C. Attorney Trust Account Account #59-02347


                  Section 2.5. Closing. At the closing, the following shall occur:

                      (a) The Escrow Agent shall deliver the Purchase Price and the Debenture in accordance with the terms of the Escrow Agreement.

                      (b) The Company shall cause the legal opinion required pursuant to the terms of Section 3.16 hereof to be executed and delivered to the Purchaser.

                      (c) The Company and Purchaser shall execute and deliver the Registration Rights Agreement in the form of Exhibit C attached hereto.

                  Section 3. General Representations and Warranties of the Company. The Company hereby

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represents and warrants to, and covenants with, the Purchaser that the following are true and correct as of the date hereof.

                  3.1 Organization; Qualification. The Company is a corporation duly organized and validly existing under the laws of Delaware and is in good standing under such laws. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets, and to carry on its business as presently conducted. The Company is qualified to do business as a foreign corporation in each jurisdiction in which the ownership of its property or the nature of its business requires such qualification, except where failure to so qualify would not have a material adverse effect on the Company.

                  3.2 Capitalization and Conversion. The authorized capital stock of the Company consists of 10,000,000 Shares of Common Stock, $.04 par value, of which 7,128,272 Shares have been issued and 500,000 shares of preferred stock, $.04 par value, of which none have been issued. All issued and outstanding Shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable (except as set forth in Wisconsin Statutes
Section 180.0622(2)(b)). As of the Closing Date, the Company had reserved from its authorized but unissued shares of Common Stock a sufficient number of shares of Common Stock for issuance upon conversion of the Debenture, which is convertible pursuant to the conversion table below, at Purchaser's option, at the Conversion Price, which will be automatically converted on the second anniversary of closing, at the Conversion Price, if not previously converted. Each such conversion shall reduce the principal amount owing on the Debenture by the amount stated in the Notice of Conversion (Exhibit B) and will be reflected in a Convertible Debenture Principal Reduction Schedule signed by an authorized officer of the Company.

            Conversion will be permitted as follows:

            0-60 days from Closing Date        - None
            61-90 days from Closing Date       - Up to 50% of initial investment
            After 90 days from Closing Date    - 100% of initial investment

                  3.3 Authorization. The Company has all requisite corporate right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the Debenture by the Company, the authorization, sale, issuance and delivery of the Conversion Shares and the performance of the Company's obligations hereunder has been taken. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to the indemnification provisions set forth in Section 7.2 of this Agreement. Upon their issuance and delivery pursuant to this Agreement, the Conversion Shares will be validly issued, fully paid and nonassessable (except as set forth in Wisconsin Statutes Section 180.0622(2)(b)) and will be free of any liens or encumbrances except for those imposed by or on behalf of the Purchaser, its creditors or agents.

                  3.4 No Conflict. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Certificate of Incorporation, and any amendments thereto, Bylaws and any amendments thereto of the Company or any material mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets.

                  3.5 Accuracy of Reports and Information. The Company is in compliance, to the extent applicable, with all reporting obligations under either Section 12(b), 12 (g) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Action"). The Company has registered its Common Stock pursuant to Section 12 of the Exchange Act and the Common Stock is listed and trades on the Nasdaq National Market.


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

                  The Company has filed all material required to be filed pursuant to all reporting obligations, under either Section 13(a) or 15(d) of the Exchange Act for a period of at least twelve (12) months immediately preceding the offer and sale of the Debenture (or for such shorter period that the Company has been required to file such material).

                  3.6 SEC Filings/Full Disclosure. For a period of at least twelve (12) months immediately preceding this offer and sale (i) none of the Company's filings with the Securities and Exchange Commission contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading, and (ii) the Company has timely filed all requisite forms, reports and exhibits thereto with the Securities and Exchange Commission.

                  Except as shown on Schedule 1 hereto, there is no fact known to the Company (other than general economic conditions known to the public generally) that has not been publicly disclosed by the Company or disclosed in writing to the Purchaser which (i) could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or on earnings, business affairs, properties or assets of the Company, or (ii) could reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

                  3.7 Absence of Undisclosed Liabilities. Except as shown on
Schedule 1 hereto, the Company has no material liabilities or obligations, absolute or contingent (individually or in the aggregate), except as set forth in the Reports (as hereinafter defined) or as incurred in the ordinary course of business after the date of the Reports.

                  3.8 Governmental Consent, etc. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of this Agreement, or the offer, sale or issuance of the Debenture, or the consummation of any other transaction contemplated hereby, except the filing with the SEC of a registration statement on Form S-3 for the purpose of registering the Common Stock underlying the Debenture.

                  3.9 Intellectual Property Rights. Except as disclosed in the Form 10-Ks, Form 10-Qs and Form 8-Ks filed by the Company for a period of at least twelve (12) months immediately preceding this offer (the "Reports"), the Company has sufficient trademarks, trade names, patent rights, copyrights and licenses to conduct its business as presently conducted. To the Company's knowledge, neither the Company nor its products is infringing or will infringe any trademark, trade name, patent right, copyright, license, trade secret or other similar right of others currently in existence; and there is no claim being made against the Company regarding any trademark, trade name, patent, copyright, license, trade secret or other intellectual property right which could have a material adverse effect on the condition (financial or otherwise), business, results of operations or prospects of the Company.

                  3.10 Material Contracts. Except as set forth in the Reports, the material agreements to which the Company is a party described in the Reports are valid agreements, in full force and effect, the Company is not in material breach or material default (with or without notice or lapse of time, or both) under any of such agreements, and, to the Company's knowledge, the other contracting party or parties thereto are not in material breach or material default (with or without notice or lapse of time, or both) under any of such agreements.


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

                  3.11 Litigation. Except as disclosed on Schedule 1 or in the Reports, there is no action, proceeding or investigation pending, or to the Company's knowledge threatened, against the Company which might result, either individually or in the aggregate, in any material adverse change in the business, prospects, conditions, affairs or operations of the Company. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company currently pending or which the Company currently intends to initiate which will materially effect the Company.

                  3.12 Title to Assets. Except as is required to be set forth in the Reports, the Company has good and marketable title to all properties and material assets described in the Reports as owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than such as are not material to the business of the Company.

                  3.13 Subsidiaries. Except as disclosed in the Reports and the financial statements, the Company does not presently own or control, directly or indirectly, any interest in any other corporation, partnership, association or other business entity, except for CSI Trading Inc., a Wisconsin corporation.

                  3.14 Required Governmental Permits. The Company is in possession of and operating in material compliance with all authorizations, licenses, certificates, consents, orders and permits from state, federal and other regulatory authorities which are material to the conduct of its business, all of which are valid and in full force and effect.

                  3.15 Listing. The Company will maintain the listing of its Common Stock on the Nasdaq National Market or other organized United States Markets or Quotron System.

                  3.16 Other Outstanding Securities. Except as disclosed in the Reports, there are no other material outstanding debt or equity securities presently convertible into Common Stock.

                  3.17 Financing; Restrictions. The Company cannot, without the prior approval in writing from Subscriber, obtain convertible debt or equity financing for a period of ninety (90) days following the effective date of this Agreement.

                  3.18 Legal Opinion. Purchaser shall, upon the purchase of the Debenture, receive an opinion letter from counsel to the Company, and the Company represents that it will immediately obtain such an opinion from counsel in the form attached to this Agreement as Exhibit E:

                  Section 4. Representations, Warranties and Covenants of the Purchaser. The Purchaser represents and warrants to, and covenants with, the Company that the following are true and correct as of the date hereof and as of the Closing Date.

                  4.1 Authority. The Purchaser's signatory has all right, power, authority and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and will constitute the legal, valid and binding obligations of the Purchaser, enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and to limitations of public policy as they may apply to the indemnification provisions set forth in Section 7.2 of this Agreement.

                  4.2 Investment Experience. Purchaser is an "accredited investor" as defined in Rule 501(a) under the Securities Act. Purchaser is aware of the Company's business affairs and financial condition and has had access to and has acquired sufficient information about the Company, including the Reports, to reach an informed and knowledgeable decision to acquire the Debenture. Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Debenture.



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

                  4.3 Investment Intent. Without limiting its ability to resell the underlying Common Stock pursuant to an effective registration statement, Purchaser represents that it is purchasing the Debenture for its own account as principal for investment purposes, and not with a view to a distribution. Purchaser understands that its acquisition of the Debenture has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser's investment intent as expressed herein. Purchaser will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchaser or otherwise acquire or take a pledge of) any of the Debenture or the underlying Common Stock, except in compliance with the Securities Act and any applicable state securities laws, and the rules and regulations promulgated thereunder.

                  4.4 Registration or Exemption Requirements. Purchaser further acknowledges and understands that the Debenture or the Conversion Shares may not be resold or otherwise transferred except in a transaction registered under the Securities Act and any applicable state securities laws or unless an exemption from such registration is available. Purchaser understands that the Debenture and, if converted, the Conversion Shares will be imprinted with a legend that prohibits the transfer of such securities unless (i) it is registered or such registration is not required, and (ii) if the transfer is pursuant to an exemption from registration other than Rule 144 under the Securities Act and, if the Company shall so request in writing, an opinion of counsel reasonably satisfactory to the Company is obtained to the effect that the transaction is so exempt.

                  4.5 No Legal, Tax or Investment Advice. Purchaser understands that nothing in this Agreement or any other materials presented to Purchaser in connection with the purchase and sale of the Debenture constitutes legal, tax or investment advice. Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchaser of the Debenture.

                  4.6 Purchaser Review. Purchaser hereby represents and warrants that the Purchaser has carefully examined the Reports, and the financial statements contained therein. The Purchaser acknowledges that the Company has made available to the Purchaser all documents and information that it has requested relating to the Company and has provided answers to all of its questions concerning the Company and the Debenture. Nothing stated in the previous two sentences, however, shall be deemed to affect the representations and warranties of the Company contained in this Agreement.

                  4.7 Legend. The certificate or certificates representing the Debenture and, upon conversion, the Underlying Common Stock shall be subject to a legend restricting transfer under the Securities Act of 1933, such legend to be substantially as follows:

                  "THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT WHICH, EXCEPT IN THE CASE OF AN EXEMPTION PURSUANT TO RULE 144 UNDER SAID ACT, IS CONFIRMED IN A LEGAL OPINION SATISFACTORY TO THE COMPANY."

Such securities shall also include any legends required by any applicable state securities laws.

                  With respect to the Conversion Shares, the legend(s) shall be removed and the Company shall issue a replacement certificate without such legend to the holder of such certificate if such holder provides to the Company an opinion of counsel reasonably acceptable to the Company, to the effect that a public sale, transfer or assignment of such stock may be made without registration.

                  4.8 Restrictions on Conversion of Debenture. The Purchaser or any subsequent holder of the Debenture (the "Holder") shall be prohibited from
(i) converting any portion of the Debenture which would result in the Purchaser or the Holder being deemed the beneficial owner, in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of 4.99% or more of the then issued and outstanding


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

Common Stock of the Company, or (ii) converting any portion of the shares which would result in the Purchaser or the Holder being issued more than 1,425,647 shares of Common Stock of the Company in the aggregate pursuant to the Debenture. In the event that upon conversion the Holders would be entitled to have been issued an aggregate of more than 1,425,647 shares of Common Stock of the Company, then such Holders shall receive cash in the amount equal to 125% of the face amount of the remaining Debentures and interest.

                  4.9 Certain Risks. The Purchaser recognizes that the purchase of the Debentures and the Conversion Shares involves a high degree of risk in that:

                            (i) an investment in the Company is highly
              speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Debenture;

                            (ii) a purchaser may not be able to liquidate its
              investment;

                            (iii) transferability of the Debenture is extremely
              limited;

                            (iv) in the event of disposition, Purchaser could
              sustain the loss of its entire investment;

                            (v) the Debentures represent non-voting securities,
              which have the right to convert into and purchase shares of voting equity securities in a corporate entity;

                            (vi) no return on investment, whether through
              distributions, appreciation, transferability or otherwise, and no performance by, through or of the Company, has been promised, assured, represented or warranted by the Company, or by any director, officer, employee, agent or representative thereof;

                            (vii) while the Common Stock is presently quoted and
              traded on the Nasdaq National Market and while the Purchasers are beneficiaries of certain registration rights provided herein, the Debenture and the Conversion Shares:

                           (a) are not registered under applicable federal or state securities laws, and thus may not be sold, conveyed, assigned or transferred unless registered under such laws or unless an exemption from registration is available under such laws, as more fully described below; and

                           (b) are not quoted, traded or listed for trading or quotation on the Nasdaq National Market, or any other organized market or quotation system, and there is therefore no present public or other market for such Debenture, nor can there be any assurance that the Common Stock will continue to be quoted, traded or listed for trading or quotation on the Nasdaq National Market or on any other organized market or quotation system.

                  4.10 No Registration, Review or Approval. The Purchaser acknowledges and understand that the limited private offering and sale of the Debenture and the Underlying Shares pursuant to this Agreement has not been reviewed or approved by the SEC or by any state securities commission, authority or agency, and is not registered under the Act or under the securities or "blue sky" laws, rules or regulations of any state. The Purchaser acknowledges, understands and agrees that the Debenture and the Underlying Shares are being offered and sold hereunder pursuant to (i) a private placement exemption to the registration provisions of the Act pursuant to Section 3(b) or Section 4(2) of such Act and Regulation D promulgated under such Act, and (ii) a similar exemption to the registration provisions of applicable state securities laws.


                  Section 5. Conditions to the Purchaser's Obligation to Purchase. The Company understands that the Purchaser's obligation to purchase the Debenture is conditioned upon:

                      (a) Acceptance by Purchaser of this Debenture Purchase Agreement for the purchase of the Debenture, as evidenced by the execution of this Agreement by its authorized officers;

                      (b) Delivery of the Debenture into Escrow;

                      (c) Delivery of legal opinion as required by this Agreement;

                      (d) Execution and delivery by the Company of the Registration Rights Agreement in the form of Exhibit C.

                  Section 6. Conditions to Company's Obligation to Sell. Purchaser understands that the Company's obligation to sell the Debenture is conditioned upon:

                      (a) The receipt and acceptance by the Company of this Debenture Purchase Agreement for the Debenture as evidenced by execution of this Subscription Agreement by the President or any Vice President of the Purchaser; and

                      (b) Delivery into escrow by Purchaser of good funds as payment in full for the purchase of the Debenture.

                  Section 7.  Compliance with the Securities Act.

                  7.1 Underwriter. The Company understands that the Purchaser disclaims being an "underwriter" (as such term is defined under the Securities Act and the rules and regulations promulgated thereunder (an "Underwriter")), but Purchaser being deemed an Underwriter shall not relieve the Company of any obligation it has hereunder.

                  7.2 Indemnification. Each of the Company and the Purchaser agrees to indemnify the other and to hold the other harmless from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) which the other may sustain or incur in connection with the breach by the indemnifying party of any representation, warranty or covenant made by it in this Agreement.


                  7.3 Information Available. So long as any registration statement is effective covering the resale of the Common Stock underlying the Debenture, the Company will furnish to Purchaser:

                      (a) as soon as possible after available (but in the case of the Company's Annual Report to Stockholders, within 150 days after the end of each fiscal year of the Company), one copy of (i) its Annual Report to Stockholders (which Annual report shall contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a national firm of certified public accountants); (ii) each of its Quarterly Reports to Stockholders, and its Quarterly Reports on Form 10-Q; and
(iii) a full copy of the registration statement covering the Conversion Shares (the foregoing, in each case, including exhibits); and

                      (b) upon the reasonable request of Purchaser, such other information that is generally available to the public.

                  7.4 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Underlying Shares to the public without registration, the Company agrees to use its best efforts to:

                      (a) make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date on which the Company becomes subject to the reporting requirements of the Securities Act or the Exchange Act;

                      (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act;

                      (c) to furnish to Purchaser forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company and other information in the possession of or reasonably obtainable by the Company as Purchaser may reasonably request in availing itself of any rule or regulation of the SEC allowing Purchaser to sell any of the Underlying Shares without registration.

                  7.5 Temporary Cessation of Offers and Sales by Purchaser. The Purchaser acknowledges that there may occasionally be times when the Company may be required to suspend the use of the prospectus forming part of the Registration Statement until such time as an amendment to the Registration Statement has been filed by the Company and declared effective by the Commission, until the prospectus is supplemented or amended to comply with the Securities Act, or until such time as the Company has filed an appropriate report with the Commission pursuant to the Exchange Act. The Company agrees to file any necessary amendments, supplements and reports as soon as practicable under the circumstances. Purchaser hereby covenants that it will not sell any Common Stock pursuant to said prospectus during a period of not more than 20 days commencing at the time at which the Company gives the Purchaser notice of the suspension of the use of said prospectus and ending at the time the Company gives the Purchaser notice that the Purchaser may thereafter effect sales pursuant to said prospectus, as the same may have been supplemented or amended.

                  7.6 Transfer of Common Stock After Registration. Purchaser hereby covenants with the Company not to make any sale of the Common Stock except either (i) in accordance with the Registration Statement, in which case Purchaser covenants to comply with the requirement of delivering a current prospectus, or (ii) in accordance with Rule 144, in which case Purchaser covenants to comply with Rule 144.

                  7.7 Termination of Obligations. The obligations of the Company pursuant to Sections 7.2, 7.3 and 7.6 hereof shall cease and terminate upon the earlier to occur of (i) such time as all of the Common Stock have been re-sold, or (ii) such time as all of the Common Stock may be re-sold in any three-month period pursuant to Rule 144 under the Securities Act.

                  Section 8. Legal Fees and Expenses. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby.

                  Section 9. Conversion of the Debenture. Conversion of the Debenture to Common Stock may be made pursuant to the timetable set forth in
Section 3.2. The Debenture may be held by Purchaser for up to two (2) years from the Closing Date. If any Debenture remain outstanding on the second anniversary of the Closing Date, subject to the provisions of Section 4.8 hereof, all remaining portions of the Debenture will be converted on that date at the conversion price as defined herein. This two year period shall be extended for each day after sixty (60) days from the date of exercise of the Demand Registration Right, that the Registration Statement is not effective.

                  9.1 Notice of Conversion. Conversion of the Debenture to Common Stock may be exercised in whole or in part by Purchasers telecopying an executed and completed Notice of Conversion (in the form annexed hereto as Exhibit B) to the Company and delivering the original Notice of Conversion and the certificate representing the Debenture to the Company by express courier within three (3) business days of exercise. Each date on which a Notice of Conversion is telecopied to and received by the Company in accordance with the provisions hereof shall be deemed a Conversion Date. The Company will transmit the certificates representing the Common Stock issuable upon conversion of all or any part of the Debenture (together with the certificates representing portions of the Debenture not so converted) to the Purchaser via express courier within five (5) business days after the Company has received the original Notice of Conversion and Debenture certificate being so converted. In addition to any other remedies which may be available to the Purchaser, in the event that the Company fails for any reason to effect delivery of such shares of Common Stock within such five (5) business day period, the Purchaser will be entitled to revoke the relevant Notice of Conversion by delivering by telecopier with an original by overnight courier a notice to such effect to the Company whereupon the Company and the Purchaser

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

shall each be restored to their respective positions immediately prior to the delivery of the Notice of Conversion. Upon receipt of such Notice the Company shall return by overnight courier the original certificate representing the Debenture. The Notice of Conversion and certificate representing the portion of the Debenture converted shall be delivered as follows:

                           To the Company:

                           Criticare Systems, Inc.
                           20925 Crossroads Circle
                           Waukesha, WI  53186
                           Attn:  Gerhard J. Von der Ruhr
                           (fax) (414) 798-8290

or to such other person at such other place as the Company shall designate to the Purchaser in writing.

                  In the event that the Common Stock issuable upon conversion of the Debenture is not delivered within five (5) business days of receipt by the Company of a valid Conversion Notice and the Debenture to be converted (such date of receipt referred to as the "Conversion Date"), the Company shall pay to the Purchaser, by wire transfer, as liquidated damages for such failure and not as a penalty, for each $100,000 of Debenture sought to be converted, $100 for each of the first two (2) days, $200 for each of the next two days, $300 for each of the next two days, $400 for each of the next two days and $500 per day thereafter that the Conversion Shares are not delivered, which penalty shall run from the sixth business day after the Conversion Date.

                  Section 10. Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be mailed by first class registered or certified airmail, postage prepaid, and shall be deemed given when so mailed:

                           (a)  if to the Company, to

                                Criticare Systems, Inc.
                                20925 Crossroad Circle
                                Waukesha, WI  53186
                                Attn:  Gerhard J. Von der Ruhr
                                (fax) (414) 798-8290

                                copy to:

                                Robert E. Bellin, Esq.
                                Reinhart Boerner VanDeuren Norris & Rieselbach 1000 North Water Street, Suite 2100
                                Milwaukee, WI  53202

or to such other person at such other place as the Company shall designate to the Purchaser in writing;

                           (b)  if to the Purchaser, to

                                Paresco, Inc.
                                101 Hudson Street
                                Jersey City, NJ  07302

                                copy to:

                                Sheldon E. Goldstein, P.C.
                                65 Broadway, 10th Fl.
                                New York, NY  10006
                                Attn:  Sheldon E. Goldstein, Esq.

or at such other address or addresses as may have been furnished to the Company in writing; or

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

                      (c) if to any transferee or transferees of a Purchaser, at such address or addresses as shall have been furnished to the Company at the time of the transfer or transfers, or at such other address or addresses as may have been furnished by such transferee or transferees to the Company in writing.

                  Section 11.  Miscellaneous.


                  11.1 Listing. The Company will use its best efforts to maintain the listing of its Common Stock on the Nasdaq National Market.

                  11.2 Entire Agreement. This Agreement, including Exhibit A (Form of Convertible Debenture), Exhibit B (Form of Notice of Conversion), Exhibit C (Form of Registration Rights Agreement) and Exhibit D (Form of Convertible Debenture Escrow Agreement), embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement or any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

                  11.3 Amendments. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and by Purchaser.

                  11.4 Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

                  11.5 Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

                  11.6 Governing Law/Jurisdiction. This Agreement will be construed and enforced in accordance with and governed by the laws of the State of New York, except for matters arising under the 1933 Act, without reference to principles of conflicts of law. Each of the parties consents to the jurisdiction of the federal district court for the Southern District of New York in connection with any dispute arising under this Agreement and hereby waives, to the maximum extent permitted by law, any objection, including any objection based on forum non conveniens, to the bringing of any such proceeding in such jurisdictions. Each party hereby agrees that if either party to this Agreement obtains a judgment against it in such a proceeding, the party which obtained such judgment may enforce same by summary judgment in the courts of any country having jurisdiction over the party against whom such judgment was obtained, and each party hereby waives any defenses available to it under local law and agrees to the enforcement of such a judgment. Each party to this Agreement irrevocably consents to the service of process in any such proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at its address set forth herein. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

                  11.7 Recovery of Attorney's Fees. Should any party bring an action to enforce the terms of this Agreement then, if Purchaser prevails in such action it should be entitled to recovery of its attorney's fees from the Company, and if the Company prevails in such action it shall be entitled to recovery of its attorney's fees from the Purchasers.

                  11.8 Fees. The Company acknowledges that Purchaser shall have no responsibility for the payment of any of its fees in connection with this offering. The Company agrees to pay to Sheldon E. Goldstein, P.C., the sum of Fifteen Thousand ($15,000) Dollars for legal services rendered and disbursements.

                  11.9 Counterparts/Facsimile. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other party. In lieu of the original, a facsimile transmission or copy of the original shall be as effective and enforceable as the original.

                  11.10 Publicity. The Purchaser shall not issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the Company, except as may be required by applicable law or regulation.

                  11.11 Survival. The representations and warranties in this Agreement shall survive Closing.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their duly authorized representatives the day and year first above written.

                                         CRITICARE SYSTEMS, INC.


                                         By  /s/ Gerhard J. Von der Ruhr
                                           ------------------------------
                                              Officer - President

                                         PURCHASER:

                                         PARESCO, INC.

                                         By  /s/ George T. Hartigan
                                           ------------------------------
                                              Officer - Director of Operations


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



                                   SCHEDULE 1

                  The Company's German subsidiary is subject to a court judgment in Germany in the amount of approximately $185,000 related to an employment termination dispute. The subsidiary and the Company vigorously object to the court's ruling and the subsidiary intends to appeal this judgment. If that judgment stands, the Company's consolidated income statement is likely to be required to reflect that judgment.




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